Exhibit 99(a)


     MCI REVISES REPORTING OF CERTAIN FOURTH QUARTER 1997 CHARGES


     WASHINGTON, D.C.--April 10, 1998--MCI said today that it has revised the reporting of certain of its previously announced fourth quarter 1997 charges following its discussions with the Securities and Exchange Commission.

     Approximately $147 million, after applicable income taxes, of MCI's fourth quarter 1997 charges will be removed from the previously announced results. These charges principally relate to the write down of planned equipment disposals accounted for in accordance with the company's interpretation of Statement of Financial Accounting Standards No. 121. The company expects that nearly 90 percent of the charges will be recorded in the first half of 1998 and will not impact revenue or cash flow.

     The company reported revised 1997 fourth quarter results of a net loss of $244 million or $0.35 diluted loss per share compared to a net loss of $391 million or $0.56 diluted loss per share as announced on January 29, 1998. In addition, the company reported revised 1997 net income of $149 million or $0.21 diluted earnings per share compared to $2 million net income or $0.00 diluted earnings per share previously announced.

    MCI expects to announce its first quarter results on April 30, 1998.